Exhibit 99

Dillard’s, Inc. Reports January Sales Results

LITTLE ROCK, Ark.--(BUSINESS WIRE)--Dillard’s, Inc. (NYSE: DDS) (“Dillard’s” or the “Company”) today announced sales for the four, thirteen and fifty-two week period ended February 2, 2008 compared to the five, fourteen and fifty-three weeks ended February 3, 2007 in accordance with the National Retail Federation fiscal reporting calendar. For comparability purposes, the percentage change and regional and merchandise performance information presented below are based upon comparison of the four, thirteen and fifty-two weeks ended February 2, 2008 to the prior year corresponding periods ended January 27, 2007.

Sales for the four weeks ended February 2, 2008 were $435,253,000. Sales for the five weeks ended February 3, 2007 were $622,890,000. Sales for the four weeks ended February 2, 2008 compared to the four weeks ended January 27, 2007 declined 12% on both a total and comparable store basis. Dillard’s notes that the New Year’s Day shopping activity occurred in the December fiscal month this year and in the January fiscal month last year. Management estimates the unfavorable impact of this New Year’s Day-related calendar shift to be approximately 8% in both total and comparable stores for the four week period discussed.

Sales for the thirteen weeks ended February 2, 2008 were $2,161,839,000. Sales for the fourteen weeks ended February 3, 2007 were $2,396,697,000. Sales for the thirteen weeks ended February 2, 2008 compared to the thirteen weeks ended January 27, 2007 declined 5% on both a total and comparable store basis.

Sales for the fifty-two weeks ended February 2, 2008 were $7,204,914,000. Sales for the fifty-three weeks ended February 3, 2007 were $7,635,273,000. Total sales declined 4% for the fifty-two weeks ended February 2, 2008 compared to the fifty-two weeks ended January 27, 2007. Sales in comparable stores for this fifty-two week period declined 5%.

During the four weeks ended February 2, 2008, sales in the Central region were slightly above the Company’s average sales performance trend for period. Sales were slightly below trend in the Eastern region and below trend in the Western region.

During the four weeks ended February 2, 2008, sales in cosmetics, although declined, were significantly above the Company’s average sales performance trend for the period. Sales in the home, furniture and other category were significantly below trend for the period.

Dillard’s, Inc. is one of the nation’s largest fashion apparel and home furnishing retailers.

The Company’s stores operate with one name, Dillard’s, and span 29 states. Dillard’s stores offer a broad selection of merchandise, including products sourced and marketed under Dillard’s exclusive brand names.

CONTACT:
Dillard’s, Inc.
Julie J. Bull, 501-376-5965
Director of Investor Relations